Exhibit 99.1

Contract No. 838618-0000-0000

SUMMARY PLAN DESCRIPTION

FOR

Parke Bank 401(k) Retirement Plan

2-1-2016

Massachusetts Mutual Life Insurance Company

Contract No. 838618-0000-0000

Massachusetts Mutual Life Insurance Company

Contract No. 838618-0000-0000

OBTAINING INFORMATION ABOUT YOUR RETIREMENT BENEFITS UNDER THE PLAN

You have your own retirement account under the Plan to hold the contributions made on your behalf and to track the performance of the investments in your account. This booklet contains a summary of your rights and benefits under the Plan. In addition, the Addendum to this booklet describes how you can access information about your retirement account as well as other important information.

You should read this material carefully and keep it with your records for future reference.

Massachusetts Mutual Life Insurance Company	1

Contract No. 838618-0000-0000

Parke Bank 401(k) Retirement Plan

SUMMARY PLAN DESCRIPTION

ARTICLE 1 INTRODUCTION

Parke Bank has adopted the Parke Bank 401(k) Retirement Plan (the “Plan”) to help its employees save for retirement. If you are an employee of Parke Bank, you may be entitled to participate in the Plan, provided you satisfy the conditions for participation as described in this Summary Plan Description.

This Summary Plan Description (“SPD”) is designed to help you understand the retirement benefits provided under the Plan and your rights and obligations with respect to the Plan. This Summary Plan Description contains a summary of the major features of the Plan, including the conditions you must satisfy to participate under the Plan, the amount of benefits you are entitled to as a Plan participant, when you may receive distributions from the Plan, and other valuable information you should know to understand your Plan benefits. We encourage you to read this SPD and contact the Plan Administrator if you have any questions regarding your rights and obligations under the Plan. (See Article 2 below for the name and address of the Plan Administrator.)

This SPD does not replace the formal Plan document, which contains all of the legal and technical requirements applicable to the Plan. However, this SPD does attempt to explain the Plan language in a nontechnical manner that will help you understand your retirement benefits. If the non-technical language under this SPD and the technical, legal language under the Plan document conflict, the Plan document always governs. If you have any questions regarding the provisions contained in this SPD or if you wish to receive a copy of the legal Plan document, please contact the Plan Administrator.

The Plan document may be amended or modified due to changes in law, to comply with pronouncements by the Internal Revenue Service (IRS) or Department of Labor (DOL), or due to other circumstances. If the Plan is amended or modified in a way that changes the provisions under this SPD, you will be notified of such changes.

This SPD does not create any contractual rights to employment nor does it guarantee the right to receive benefits under the Plan. Benefits are payable under the Plan only to individuals who have satisfied all of the conditions under the Plan document for receiving benefits.

ARTICLE 2 GENERAL PLAN INFORMATION AND KEY DEFINITIONS

This Article 2 contains information regarding the day-to-day administration of the Plan as well as the definition of key terms used throughout this Summary Plan Description.

Plan Name: Parke Bank 401(k) Retirement Plan

Plan Number: 001

Employer:

Name: Parke Bank

Address:

601 Delsea Drive

Sewell, NJ 08080

Telephone number: 856-256-2500

Employer Identification Number (EIN): 22-3621091

Massachusetts Mutual Life Insurance Company	2

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Plan Administrator:

The Plan Administrator is responsible for the day-to-day administration and operation of the Plan. For example, the Plan Administrator maintains the Plan records, provides you with forms necessary to request a distribution from the Plan, and directs the payment of your vested benefits when required under the Plan. The Plan Administrator may designate another person or persons to perform the duties of the Plan Administrator. The Plan Administrator or its delegate, as the case may be, has full discretionary authority to interpret the Plan, including the authority to resolve ambiguities in the Plan document and to interpret the Plan’s terms, including who is eligible to participate under the Plan and the benefit rights of participants and beneficiaries. All interpretations, constructions and determinations of the Plan Administrator or its delegate shall be final and binding on all persons, unless found by a court of competent jurisdiction to be arbitrary and capricious. The Plan Administrator also will allow you to review the formal Plan document and other materials related to the Plan.

The Employer listed above is acting as Plan Administrator. The Plan Administrator may designate other persons to carry on the day-to-day operations of the Plan. If you have any questions about the Plan or your benefits under the Plan, you should contact the Plan Administrator or other Plan representative.

Trustee:

All amounts contributed to the Plan are held by the Plan Trustee in a qualified Trust. The Trustee is responsible for the safekeeping of the trust funds and must fulfill all Trustee duties in a prudent manner and in the best interest of you and your beneficiaries. The trust established on behalf of the Plan will be the funding medium used for the accumulation of assets from which Plan benefits will be distributed.

The following is the name and address of the Plan Trustee(s):

•	Name: Reliance Trust Company

Address: 1100 Abernathy Road, Suite 400

City, State, Zip Code: Atlanta, GA 30328

Service of Legal Process:

Service of legal process may be made upon the Employer. In addition, service of legal process may be made upon the Plan Trustee or Plan Administrator.

Effective Date of Plan:

This Plan is an amendment of a prior Plan that was originally effective 1-1-2008. The amendment of the Plan is effective as of 2-1-2016. Unless designated otherwise, the provisions of the Plan as set forth in this Summary Plan Description are effective as of 2-1-2016.

Plan Year:

Many of the provisions of the Plan are applied on the basis of the Plan Year. For this purpose the Plan Year is the calendar year running from January 1 – December 31.

Plan Compensation:

In applying the contribution formulas under the Plan (as described in Section 4 below), your contributions may be determined based on Plan Compensation earned during the Plan Year. However, in determining Plan Compensation, no amount will be taken into account to the extent such compensation exceeds the compensation dollar limit set forth under IRS rules. For 2015 and 2016, the compensation dollar limit is $265,000. Thus, for plan years beginning in 2015 or 2016, no contribution may be made under the Plan with respect to Plan Compensation above $265,000. For subsequent plan years, the contribution dollar limit may be adjusted for cost-of-living increases.

Massachusetts Mutual Life Insurance Company	3

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

For purposes of determining Plan Compensation, your total taxable wages or salary is taken into account including any Salary Deferrals you make to this 401(k) plan and any pre-tax salary reduction contributions you may make under any other plans we may maintain, which may include any pre-tax contributions you make under a medical reimbursement plan or “cafeteria” plan. Plan Compensation also generally includes compensation for services that is paid after termination of employment, as long as such amounts are paid by the end of the year or within 2 1/2 months following termination of employment, if later. However, for purposes of determining contributions under the Plan, Plan Compensation does not include the following types of compensation:

•	Overtime pay

•	Payments for unused leave, such as unused sick leave, vacation, or other leave that is paid after severance of employment.

Plan Compensation for Safe Harbor Employer Contributions. In determining the amount of Safe Harbor Employer Contributions that will be made on behalf of Participants under the Plan, the same definition of Plan Compensation that applies for purposes of Salary Deferrals (as described above) also applies for Safe Harbor Employer Contributions.

For purposes of determining Plan Compensation, only compensation you earn while you are a participant in the Plan will be taken into account. Thus, any compensation you earn while you are not eligible to participate in the Plan will not be considered in determining Plan Compensation.

Normal Retirement Age:

You will reach Normal Retirement Age under the Plan when you turn age 65.

Early Retirement Age:

You will reach Early Retirement Age under the Plan when you attain all of the following:

•	Age 55

•	The completion of 6 Years of Service

ARTICLE 3 DESCRIPTION OF PLAN

Type of Plan. This Plan is a special type of retirement plan commonly referred to as a 401(k) plan. Under the Plan, you may elect to have a portion of your salary deposited directly into a 401(k) account on your behalf. This pre-tax contribution is called a “Salary Deferral.” As a pre-tax contribution, you do not have to pay any income tax while your Salary Deferrals are held in the Plan, and any earnings on your Salary Deferrals are not taxed while they stay in the Plan.

You also may choose to make contributions to the Plan on an after-tax basis, by designating your Salary Deferrals as Roth Deferrals. While you are taxed on a Roth Deferral in the year you contribute to the Plan, you will not be taxed on the contribution or earnings attributable to Roth Deferrals under the Plan when you elect to withdraw your Roth amounts from the Plan, as long as your withdrawal is a qualified distribution. See the discussion of Roth Deferrals under Article 4 below.

In addition to your own Salary Deferrals, if you satisfy the eligibility conditions described in Article 5 below, you may be eligible to receive an additional Employer Contribution under the Plan. If you are eligible to receive an Employer Contribution, we will deposit such contribution directly into the Plan on your behalf. Like the pre-tax Salary Deferrals discussed above, any Employer Contribution we make to the Plan on your behalf and any earnings on such amounts will not be subject to income tax as long as those amounts stay in the Plan. You will not be taxed on your Employer Contributions generally until you withdraw such amounts from the Plan. Article 4 below describes the Employer Contributions authorized under the Plan.

Massachusetts Mutual Life Insurance Company	4

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

This Plan is a defined contribution plan, which is intended to qualify under Section 401(a) of the Internal Revenue Code. As a defined contribution plan, it is not covered under Title IV of ERISA and, therefore, benefits are not insured by the Pension Benefit Guaranty Corporation.

ARTICLE 4 PLAN CONTRIBUTIONS

The Plan provides for the contributions listed below. Article 5 discusses the requirements you must satisfy to receive the contributions described in this Article 4. Article 7 describes the vesting rules applicable to your plan benefits. Special rules also may apply if you leave employment to enter qualified military service. See your Plan Administrator if you have questions regarding the rules that apply if you are on military leave.

Salary Deferrals

If you have satisfied the conditions for participating under the Plan (as described in Article 5 below) you are eligible to make Salary Deferrals to the Plan. To begin making Salary Deferrals, you must complete a Salary Deferral election requesting that a portion of your compensation be contributed to the Plan instead of being paid to you as wages. Any Salary Deferrals you make to the Plan will be invested in accordance with the Plan’s investment policies.

Pre-Tax Salary Deferrals. If you make Salary Deferrals to the Plan, you will not have to pay income taxes on such amounts or on any earnings until you withdraw those amounts from the Plan.

Consider the following examples:

•

If you earn $30,000 a year, are in the 15% tax bracket, are eligible to participate in the Plan and you elect to save 3% (or $900) of your salary under the 401(k) Plan this year, you would save $135 in Federal income taxes (15% of $900 = $135).

•

If you earn $30,000 a year, are in the 15% tax bracket, are eligible to participate in the Plan, and you elect to save 5% (or $1,500) of your salary under the 401(k) Plan this year, you would save $225 in Federal income taxes (15% of $1,500 = $225).

•

If you earn $30,000 a year, are in the 15% tax bracket, are eligible to participate in the Plan and you elect to save 8% (or $2,400) of your salary under the 401(k) Plan this year, you would save $360 in Federal income taxes (15% of $2,400 = $360).

As you can see, the more you are able to put away in the Plan and the higher your tax bracket, the greater your tax savings will be. In addition, if the amount of your Salary Deferrals grows due to investment earnings, you will not have to pay any Federal income taxes on those earnings until such time as you withdraw those amounts from the Plan.

Roth Deferrals. You also may be able to avoid taxation on earnings under the Plan by designating your Salary Deferrals as Roth Deferrals. Roth Deferrals are a form of Salary Deferral but, instead of being contributed on a pre-tax basis, you must pay income tax currently on such deferrals. However, provided you satisfy the distribution requirements applicable to Roth Deferrals (as discussed in Article 8 below), you will not have to pay any income taxes at the time you withdraw your Roth Deferrals from the Plan, including amounts attributable to earnings. Thus, if you take a qualified distribution (as described in Article 8) your entire distribution may be withdrawn tax-free. You should discuss the relative advantages of pre-tax Salary Deferrals and Roth Deferrals with a financial advisor before deciding how much to designate as pre-tax Salary Deferrals and Roth Deferrals.

Massachusetts Mutual Life Insurance Company	5

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Salary Deferral election. You may not begin making Salary Deferrals under the Plan until you enter into a Salary Deferral election designating how much you wish to defer under the Plan.

Change of election. You can increase or decrease the amount of your Salary Deferrals as of a designated election date. For this purpose, the designated election date for changing or modifying your Salary Deferral election is the first day of each payroll period. Generally, you may revoke an existing Salary Deferral election and stop making Salary Deferrals at any time. Any change you make to a Salary Deferral election will become effective as of the next designated election date, and will remain in effect until modified or canceled during a subsequent election period.

Limit on Salary Deferrals. In addition to the IRS limits described in Article 6 below, the Plan limits the amount you may contribute as Salary Deferrals. Under this Plan limit, you may not defer an amount in excess of 15% of Plan Compensation for any Plan Year. In addition, if you elect to make Salary Deferrals under the Plan, your election must be for at least 1% of Plan Compensation for each payroll period.

Regardless of any limits described above, you may always defer up to 100% of any bonus payments you receive during the year. You must enter into a separate Salary Deferral election to designate a different deferral amount to be withheld from bonus payments. (Any deferrals from bonus payments must satisfy the overall limits on Salary Deferrals described in Article 6 below.)

Matching Contributions

We are authorized under the Plan to make a Matching Contribution on behalf of eligible Plan participants. A Matching Contribution is an Employer Contribution that is made to participants who make Salary Deferrals to the Plan. If you satisfy all of the eligibility requirements described in Article 5 below for Matching Contributions and you make Salary Deferrals to the Plan, you will receive an allocation of any Matching Contributions we make to the Plan, in accordance with the matching formula described below. For this purpose, any Matching Contribution will also apply with respect to any Roth Deferrals you make to the Plan. If you do not satisfy all of the eligibility requirements for receiving a Matching Contribution, you will not share in an allocation of such Matching Contributions for the period for which you do not satisfy the eligibility requirements.

Matching Contributions will be contributed to your Matching Contribution account under the Plan at such time as we deem appropriate. Matching Contributions may be contributed during the Plan Year or after the Plan Year ends. Any Matching Contributions we make will be made in accordance with the following Matching Contribution formula.

•

Discretionary Matching Contribution formula. Under this formula, we have discretion whether to make a Matching Contribution to the Plan. We will decide each year how much, if any, we wish to make as a Matching Contribution. Since this Matching Contribution is discretionary, we may decide not to make a Matching Contribution. Any Matching Contribution we decide to make will be determined as a percentage of any Salary Deferrals you make during each Plan Year quarter or as a uniform dollar amount.

Limit on Matching Contributions. In addition to the overall limit on total contributions described in Article 6 below, the Plan imposes special limits on the amount a participant may receive as a Matching Contribution under the Plan for each Plan Year quarter.

•

Limit on Salary Deferrals. In determining the amount of Matching Contributions you are entitled to under the Plan, only a certain amount of your Salary Deferrals are taken into account. For this purpose, any Salary Deferrals you make above 6% of Plan Compensation will not be eligible for a Matching Contribution. Thus, if you make Salary Deferrals in excess of 6% of Plan Compensation, you will not receive a Matching Contribution with respect to those Salary Deferrals.

•

Limit on discretionary Matching Contribution. In determining the amount of Matching Contributions you are entitled to under the Plan, the total amount of any discretionary Matching Contribution we make on your behalf will never exceed 4% of Plan Compensation. Thus, the total discretionary Matching Contribution you may receive for any period will not exceed 4% of Plan Compensation, regardless of the amount you contribute under the Plan.

Massachusetts Mutual Life Insurance Company	6

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Employer Contributions

We are authorized under the Plan to make Employer Contributions on behalf of our employees. In order to receive an Employer Contribution, you must satisfy all of the eligibility requirements described in Article 5 below for Employer Contributions. If you do not satisfy all of the conditions for receiving an Employer Contribution, you will not share in an allocation of such Employer Contributions for the period for which you do not satisfy the eligibility requirements.

Employer Contribution Formula. Employer Contributions will be contributed to your Employer Contribution account under the Plan at such time as we deem appropriate. Generally, Employer Contributions may be contributed during the Plan Year or after the Plan Year ends. Any Employer Contributions we make will be made in accordance with the following Employer Contribution formula.

•

Discretionary pro-rata Employer Contribution formula. We will decide each year how much, if any, we will contribute to the Plan. Since this Employer Contribution is discretionary, we may decide not to make an Employer Contribution for a given year. If we decide to make an Employer Contribution to the Plan, such contribution will be determined as a uniform percentage of compensation for all eligible participants. We will inform you of the amount of your Employer Contribution once we determine how much we will be contributing to the Plan.

Special Employer Contribution – QNEC. In addition to any other contributions authorized under the Plan, we may decide to make a special discretionary contribution called a Qualified Nonelective Employer Contribution (QNEC). If you receive a QNEC contribution, you will automatically be 100% vested in that QNEC contribution. If we decide to make a QNEC to the Plan, we will make such contribution on behalf of eligible participants who are nonhighly compensated employees (as determined under the Plan).

Any QNEC contributed to the Plan will be allocated as a uniform percentage of Plan Compensation or as a uniform dollar amount. Alternatively, we may make the QNEC first to Employees with the lowest Plan Compensation. To receive an allocation of QNECs, you must satisfy the minimum age and service conditions described in Article 5 below for Salary Deferrals. However, you do not have to satisfy any other allocation conditions to receive an allocation of QNECs under the Plan. Thus, for example, you do not have to be employed at the end of the year or work a specific number of hours of service to receive a QNEC contribution under the Plan.

Safe Harbor Employer Contributions

This Plan is designed to qualify as a “Safe Harbor 401(k) Plan”. As a Safe Harbor 401(k) Plan, we will provide a special Safe Harbor Employer Contribution to the Plan for those participants who satisfy the eligibility requirements applicable to Safe Harbor Employer Contributions. See Article 5 below for a discussion of the eligibility rules under the Plan applicable to Safe Harbor Employer Contributions.

Any Safe Harbor Employer Contribution we make to the Plan on your behalf will be contributed to a special Safe Harbor Employer Contribution account established under the Plan. Safe Harbor Employer Contributions may be contributed during the Plan Year or after the Plan Year ends.

Safe Harbor Employer Contribution formula. If you are eligible to receive a Safe Harbor Employer Contribution, we will contribute to the Plan on your behalf an amount equal to 3% of your Plan Compensation. We will provide you with a notice prior to the beginning of each Plan Year describing the Safe Harbor Employer Contribution and your rights with respect to such contributions.

Massachusetts Mutual Life Insurance Company	7

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Top Heavy Benefits

A plan that primarily benefits key employees is called a top heavy plan. For this purpose, key employees are defined as certain owners of an employer and officers with a specified level of compensation. A plan is generally a top heavy plan when more than 60% of all account balances under the plan are attributable to key employees. The Plan Administrator will determine each year whether the plan is a top heavy plan.

If the Plan becomes top heavy in any Plan Year, non-key employees who are eligible to receive a top heavy contribution under the Plan generally will receive a minimum contribution equal to the lesser of 3% of Plan Compensation or the highest percentage provided to any key employee (as defined in the Plan). This minimum contribution may be different if the Employer maintains another qualified plan. For this purpose, any Employer Contributions and Matching Contributions may be taken into account in determining whether the top heavy rules are satisfied. In applying the top heavy rules, any eligible non-key employee who is employed at the end of the year is entitled to the top heavy minimum, regardless how many hours the employee works during the year. The Plan Administrator will advise you if the Plan ever becomes top heavy.

Rollover Contributions

If you have an account balance in another qualified retirement plan or an IRA, you may move those amounts into this Plan, without incurring any tax liability, by means of a “rollover” contribution. You are always 100% vested in any amounts you contribute to the Plan as a rollover from another qualified plan or IRA. This means that you will always be entitled to all amounts in your rollover account. Rollover contributions will be affected by any investment gains or losses under the Plan.

You may accomplish a rollover in one of two ways. You may ask your prior plan administrator or trustee to directly rollover to this Plan all or a portion of any amount which you are entitled to receive as a distribution from your prior plan. Alternatively, if you receive a distribution from your prior plan, you may elect to deposit into this plan any amount eligible for rollover within 60 days of your receipt of the distribution. Any rollover to the Plan will be credited to your Rollover Contribution Account. See Article 8 below for a description of the distribution provisions applicable to rollover contributions.

Generally, the Plan will accept a rollover contribution from another qualified retirement plan or IRA. The Plan Administrator may adopt separate procedures limiting the type of rollover contributions it will accept. For example, the Plan Administrator may impose restrictions on the acceptance of after-tax contributions or Salary Deferrals (including Roth Deferrals) or may restrict rollovers from particular types of plans. In addition, the Plan Administrator may, in its discretion, accept rollover contributions from Employees who are not currently participants in the Plan. You also must be a current Employee to make a Rollover Contribution to the Plan. Any procedures affecting the ability to make Rollover Contributions to the Plan will not be applied in a discriminatory manner.

If you have questions about whether you can rollover a prior plan distribution, please contact the Plan Administrator or other designated Plan representative.

ARTICLE 5 ELIGIBILITY REQUIREMENTS

This Article sets forth the requirements you must satisfy to participate under the Plan. To qualify as a participant under the Plan, you must:

•	be an Eligible Employee

•	satisfy the Plan’s minimum age and service conditions and

•	satisfy any allocation conditions required under the Plan.

Massachusetts Mutual Life Insurance Company	8

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Eligible Employee

To participate under the Plan, you must be an Eligible Employee. For this purpose, you are considered an Eligible Employee if you are an employee of Parke Bank, provided you are not otherwise excluded from the Plan.

Special rules applicable to Safe Harbor Contributions. In determining the Excluded Employees for purposes of Safe Harbor Contributions, the same Employees excluded for purposes of receiving Salary Deferrals are excluded for purposes of the Safe Harbor Contributions.

Minimum Age and Service Requirements

In order to participate in the Plan, you must satisfy certain age and service conditions under the Plan.

•	Minimum age requirement. In order to participate in the Plan you must be at least age 21.

•

Minimum service requirement. In order to participate in the Plan, you must work for us for at least 6 months. For this purpose, you may receive credit for service earned during a period of severance if you are subsequently reemployed. If you have questions regarding your eligibility to participate, please contact the Plan Administrator.

You will be eligible to participate in the Plan as of the first Entry Date based on when you satisfy the minimum age and service requirements.

Entry Date. Once you have satisfied the eligibility conditions described above, you will be eligible to participate under the Plan on your Entry Date. For this purpose, your Entry Date is the first January 1, April 1, July 1, or October 1 coinciding with or next following the date you satisfy the eligibility conditions described above. For example, if you satisfy the Plan’s eligibility conditions on April 12, you will be eligible to enter the Plan on the following July 1. If on the other hand, you satisfy the eligibility conditions on November 12, you will be eligible to enter the Plan on the following January 1.

Crediting eligibility service. In determining whether you satisfy any minimum age or service conditions under the Plan, all service you perform during the year is counted. In addition, if you go on a maternity or paternity leave of absence (including a leave of absence under the Family Medical Leave Act) or a military leave of absence, you may receive credit for service during your period of absence for certain purposes under the Plan. You should contact the Plan Administrator to determine the effect of a maternity/paternity or military leave of absence on your eligibility to participate under the Plan.

Eligibility upon rehire or change in employment status. If you terminate employment after satisfying the minimum age and service requirements under the Plan and you are subsequently rehired as an Eligible Employee, you will enter the Plan on the later of your rehire date or your Entry Date. If you terminate employment prior to satisfying the minimum age and service requirements, and you are subsequently rehired, you will have to meet the eligibility requirements as if you are a new Employee in order to participate under the Plan. However, if you are rehired within 12 months of your date of termination, you will be credited with service as if you never terminated employment.

If you are not an Eligible Employee on your Entry Date, but you subsequently change status to an eligible class of Employee, you will be eligible to enter the Plan immediately (provided you have already satisfied the minimum age and service requirements). If you are an Eligible Employee and subsequently become ineligible to participate in the Plan, all contributions under the Plan will cease as of the date you become ineligible to participate. However, all service earned while you are employed, including service earned while you are ineligible, will be counted when calculating your vested percentage in your account balance.

Allocation Conditions

If you are an Eligible Employee and have satisfied the minimum age and service requirements described above, you are entitled to share in the contributions described in Article 4, provided you satisfy the allocation conditions described below.

Massachusetts Mutual Life Insurance Company	9

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Salary Deferrals. You do not need to satisfy any additional allocation conditions to make Salary Deferrals under the Plan. If you satisfy the eligibility conditions described above, you will be eligible to make Salary Deferrals, regardless of how many hours you work during the year or whether you terminate employment during the year. However, you may not continue to make Salary Deferrals after you terminate employment.

Matching Contributions. You will be entitled to share in any Matching Contributions we make to the Plan if you satisfy the eligibility conditions described above. You do not need to satisfy any additional allocation conditions to receive a Matching Contribution. You will receive your share of the Matching Contributions regardless of how many hours you work during the year or whether you terminate during the year.

Employer Contributions. You will be entitled to share in any Employer Contributions we make to the Plan if you satisfy the eligibility conditions described above. You do not need to satisfy any additional allocation conditions to receive an Employer Contribution. You will receive your share of the Employer Contributions regardless of how many hours you work during the year or whether you terminate during the year.

Safe Harbor Contributions. No additional allocation conditions apply to Safe Harbor Contributions under the Plan. Thus, you will be entitled to receive a Safe Harbor Contribution regardless of how many hours you work during the year or whether you terminate during the year, as long as you otherwise satisfy the eligibility requirements described under this Article 5 to receive a Safe Harbor Contribution under the Plan.

ARTICLE 6 LIMIT ON CONTRIBUTIONS

The IRS imposes limits on the amount of contributions you may receive under this Plan, as described below.

IRS limits on Salary Deferrals. The IRS imposes limits on the amount you can contribute as Salary Deferrals during a calendar year. For 2016, the maximum deferral limit is $18,000. For years after 2016, the maximum deferral limit will be adjusted for cost-of-living each year. The Plan Administrator will provide you with information regarding the adjusted deferral limits beginning after 2016. In addition, if you are at least age 50 by December 31 of the calendar year, you also may make a special catch-up contribution in addition to the maximum deferral limit described above. For 2016, the catch-up contribution limit is $6,000. For years after 2016, the catch-up contribution limit will be adjusted for cost-of living each year. The Plan Administrator will provide you with information concerning the catch-up contribution limit for years after 2016.

Example. If you are at least age 50 by December 31, 2016, the maximum Salary Deferral you may make for the 2016 calendar year would be $24,000 [i.e., $18,000 maximum deferral limit plus $6,000 catch-up contribution limit].

The IRS deferral limit applies to all Salary Deferrals you make in a given calendar year to this Plan or any other cash or deferred arrangement (including a cash or deferred arrangement maintained by an unrelated employer). For this purpose, cash or deferred arrangements include 401(k) plans, 403(b) plans, simplified employee pension (SEP) plans or SIMPLE plans. (Note: If you participate in both this Plan and a 457 eligible deferred compensation plan, special limits may apply under the 457 plan. You should contact the Plan Administrator of the 457 plan to find out how participation in this Plan may affect your limits under the 457 plan.)

If you make Salary Deferrals for a given year in excess of the deferral limit described above under this Plan or another plan maintained by the Employer (or any other employer maintaining this Plan), the Plan Administrator will automatically return the excess amount and associated earnings to you by April 15. If you make Salary Deferrals for a given year in excess of the deferral limit described above because you made Salary Deferrals under this Plan and a plan of an unrelated employer not maintaining this Plan, you must ask one of the plans to refund the excess amount to you. If you wish to take a refund from this Plan, you must notify the Plan Administrator, in writing, by March 1 of the next calendar year so the excess amount and related earnings may be refunded by April 15. The excess amount is taxable for the year in which you made the excess deferral. If you fail to request a refund, you will be subject to taxation in two separate years: once in the year of deferral and again in the year the excess amount is actually paid to you.

Massachusetts Mutual Life Insurance Company	10

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

IRS limit on total contributions under the Plan. The IRS imposes a maximum limit on the total amount of contributions you may receive under this Plan. This limit applies to all contributions we make on your behalf, all contributions you contribute to the Plan, and any forfeitures allocated to any of your accounts during the year. Under this limit, the total of all contributions under the Plan cannot exceed a specific dollar amount or 100% of your annual compensation, whichever is less. For 2016, the specific dollar limit is $53,000. (For years after 2016, this amount may be increased for inflation.) For purposes of applying the 100% of compensation limit, your annual compensation includes all taxable compensation, increased for any Salary Deferrals you may make under a 401(k) plan and any pre-tax contributions you may make to any other plan we may maintain, such as a cafeteria health plan.

Example: Suppose in 2016 you earn compensation of $50,000 (after reduction for pre-tax 401(k) plan contributions of $5,000). Your compensation for purposes of the overall contribution limit is $55,000 ($50,000 + $5,000 of pre-tax deferrals). The maximum amount of contributions you may receive under the Plan for 2016 is $53,000 (the lesser of $53,000 or 100% of $55,000).

ARTICLE 7 DETERMINATION OF VESTED BENEFIT

Vested account balance. When you take a distribution of your benefits under the Plan, you are only entitled to withdraw your vested account balance. For this purpose, your vested account balance is the amount held under the Plan on your behalf for which you have earned an ownership interest. You earn an ownership interest in your Plan benefits if you have earned enough service with us to become vested based on the Plan’s vesting schedule. If you terminate employment before you become fully vested in any of your Plan benefits, those non-vested amounts may be forfeited. (See below for a discussion of the forfeiture rules that apply if you terminate with a non-vested benefit under the Plan.)

The following describes the vesting schedule applicable to contributions under the Plan.

•	Salary Deferrals. You are always 100% vested in your Salary Deferrals. In other words, you have complete ownership rights to your Salary Deferrals under the Plan.

•

Matching Contributions and Employer Contributions. You become vested in your Matching Contribution and Employer Contribution accounts in accordance with the “vesting schedule” set forth in the Plan. Under this vesting schedule, you will have an ownership interest in your Matching Contributions and Employer Contributions based on the number of Years of Vesting Service you complete. Based on the number of years you work for us, your vested percentage is as follows:

Years of Vesting Service	Vested percentage
1	25%
2	50%
3	75%
4	100%
5	100%
6 or more	100%

•

Other contributions. In addition, certain special contributions that are made to the Plan on your behalf will always be 100% vested. If any of these special contributions are made to the Plan, you will always have an immediate ownership interest in such contributions. Examples of special contributions that may be made to the Plan include:

•	Safe Harbor Contributions

•	Qualified Nonelective Employer Contributions (QNECs)

•	Rollover Contributions

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Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Protection of vested benefit. Once you are vested in your benefits under the Plan, you have an ownership right to those amounts. While you may not be able to immediately withdraw your vested benefits from the Plan due to the distribution restrictions described under Article 8 below, you generally will never lose your right to those vested amounts. However, it is possible that your benefits under the Plan will decrease as a result of investment losses. If your benefits decrease because of investment losses, you will only be entitled to the vested amount in your account at the time of distribution.

Exception to vesting schedule. The above vesting schedule no longer applies once you reach Normal Retirement Age under the Plan. Thus, if you are still employed with us at Normal Retirement Age, you will automatically become 100% vested in all contributions under the Plan. You also will be fully vested in your entire account balance (regardless of the Plan’s vesting schedule) if the plan is terminated. In addition, if you:

•	die

•	become disabled

•	attain Early Retirement Age under the Plan

while you are still employed with us, you will automatically become 100% vested.

Years of Vesting Service. To calculate your vested benefit under the Plan, your Years of Vesting Service are used to determine where you are on the vesting schedule. You will be credited with a Year of Vesting Service for each year in which you work at least 1,000 hours. The Plan Administrator will track your service and will calculate your years of service in accordance with the Plan requirements.

In calculating your Years of Vesting Service, all of your service with us is taken into account, including service you may have earned before the Plan was adopted.

Forfeiture of nonvested benefits. If you terminate employment before you become fully vested in your Plan benefits, you will be entitled to receive a distribution of your vested benefits under the Plan. Your non-vested benefits will be forfeited as described below. You are not entitled to receive a distribution of your non-vested benefits.

If you terminate employment at a time when you are only partially-vested (or totally non-vested) in any of your Plan benefits, how the Plan treats your non-vested balance will depend on whether you take a distribution when you terminate employment.

•

Forfeiture upon distribution. If you take a distribution of your entire vested benefit when you terminate employment, your non-vested benefit will be forfeited in accordance with the terms of the Plan. If you are totally non-vested in any contributions we made on your behalf, you will be deemed to receive a distribution for purposes of applying these forfeiture rules.

•

Buy-back of forfeited benefits upon reemployment. If you take a distribution of your entire vested benefit when you terminate employment, and as a result, some (or all) of your Plan benefits are forfeited, you have the right to repay the distributed amount to the Plan if you are rehired prior to incurring five consecutive Breaks in Service (as defined under “Forfeiture upon five consecutive Breaks in Service” below). If you repay the total amount of your distribution back to the Plan, we will restore the amount of your non-vested benefit which was forfeited as a result of that distribution. Please contact the Plan Administrator if you wish to buy-back prior benefits under the Plan. The Plan Administrator will inform you of the amount you must repay to buy-back your prior forfeited benefit.

•

Timing of buy-back. For us to restore your forfeited benefits, you must make repayment to the Plan no later than five years following your reemployment date. If you received a “deemed” distribution because you were totally non-vested, your non-vested benefit will automatically be restored within a reasonable time following your reemployment, provided you have not incurred five consecutive Breaks in Service prior to your reemployment.

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Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

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Forfeiture upon five consecutive Breaks in Service. Depending on the value of your vested benefits, you may be able to keep your benefits in the Plan when you terminate employment. If you do not take a distribution of your entire vested benefit when you terminate employment, your non-vested benefit will remain in your account until you have incurred five consecutive Breaks in Service, at which time your non-vested benefit will be forfeited in accordance with the terms of the Plan. For this purpose, you will have a Break in Service for each year in which you work less than 501 hours. Your vested benefits will not be forfeited under this forfeiture rule. If you have any questions regarding the application of these rules, you should contact the Plan Administrator.

Treatment of forfeited benefits. If any of your benefits are forfeited, those forfeited amounts may first be used to pay any Plan expenses. If any forfeitures remain after paying Plan expenses, such forfeited amounts will be used to offset other Employer Contributions under the Plan for the Plan Year in which the forfeiture occurs.

ARTICLE 8 PLAN DISTRIBUTIONS

The Plan contains detailed rules regarding when you can receive a distribution of your benefits from the Plan. As discussed in Article 7 above, if you qualify for a Plan distribution, you will only receive your vested benefits. This Article 8 describes when you may request a distribution and the tax effects of such a distribution.

Distribution upon termination of employment. When you terminate employment, you may be entitled to a distribution from the Plan. The availability of a distribution will depend on the amount of your vested account balance.

•

Vested account balance in excess of $5,000. If your total vested account balance exceeds $5,000 as of the distribution date, you may receive a distribution from the Plan as soon as administratively feasible following your termination of employment. If you do not consent to a distribution of your vested account balance, your balance will remain in the Plan. If you receive a distribution of your vested benefits when you are only partially-vested in your Plan benefits, your non-vested benefits will be forfeited.

You may elect to take your distribution in any of the following forms. In addition, in certain rare cases, you may be entitled to a distribution in the form of a joint and survivor annuity. Prior to receiving a distribution from the Plan, you will receive a distribution package that will describe the distribution options that are available to you. If you have any questions regarding your distribution options under the Plan, please contact the Plan Administrator.

•

Lump sum. You may elect to take a distribution of your entire vested account balance in a lump sum. In addition, if permitted by the Plan Administrator, you may take a partial distribution of a portion of your vested account upon termination of employment. If you take a lump sum distribution, you may elect to rollover all (or any portion) of your distribution to an IRA or to another qualified plan. See the Special Tax Notice, which you may obtain from the Plan Administrator, for more information regarding your ability to rollover your plan distribution.

•

Vested account balance of $5,000 or less. If your total vested account balance under the Plan is $5,000 or less as of the distribution date, you will be eligible to receive a distribution of your entire vested account balance in a lump sum as soon as administratively feasible following your termination of employment. If you receive a distribution of your vested benefits when you are partially-vested in your Plan benefits, your non-vested benefits will be forfeited.

You may elect to receive your distribution in cash or you may elect to rollover your distribution to an IRA or to another qualified plan. If your total vested account balance under the Plan is $1,000 or less as of the distribution date and you do not consent to a distribution of your vested account balance, your vested benefit will be distributed in a lump sum, even if you do not consent to a distribution. If your total vested account balance exceeds $1,000, no distribution will be made from the Plan without your consent.

Massachusetts Mutual Life Insurance Company	13

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

In-service distributions. You may withdraw vested amounts from the Plan while you are still employed with us, but only if you satisfy the Plan’s requirements for in-service distributions. Different in-service distribution options apply depending on the type of contribution being withdrawn from the Plan.

•	Salary Deferrals. You may withdraw amounts attributable to Salary Deferrals while you are still employed upon any of the following events:

•	You have incurred a hardship, as described below.

•	You have reached the Plan’s Normal Retirement Age at the time of the distribution.

•	You become disabled (as defined in the Plan).

•	You are in certain qualified active military duty. Please contact your Plan Administrator if you have any questions regarding the availability of a distribution under this provision.

•	Roth Deferrals will not be available for in-service distribution until January 1, 2017, and thereafter.

No in-service distribution of Salary Deferrals may be made prior to age 59 1/2 (other than a distribution on account of hardship or disability). Thus, regardless of any in-service distribution provisions under the Plan, you may not request an in-service distribution of amounts attributable to your Salary Deferrals under the Plan prior to attaining age 59 1/2 (other than a distribution on account of hardship or disability).

•	Matching Contributions. You may withdraw amounts attributable to Matching Contributions while you are still employed upon any of the following events:

•	You have incurred a hardship, as described below.

•	You have reached the Plan’s Normal Retirement Age at the time of the distribution.

•	You become disabled (as defined in the Plan).

•	Employer Contributions. You may withdraw amounts attributable to Employer Contributions while you are still employed upon any of the following events:

•	You have incurred a hardship, as described below.

•	You have reached the Plan’s Normal Retirement Age at the time of the distribution. > You become disabled (as defined in the Plan).

•

Safe Harbor Contributions. Generally, the same in-service distribution options as apply to Salary Deferrals also apply to Safe Harbor contributions under the Plan. However, Safe Harbor contributions may not be withdrawn on account of hardship.

•

Rollover Contributions. If you have rolled money into this Plan from another qualified plan or IRA, you may withdraw amounts attributable to your Rollover Contributions while you are still employed upon any of the following events:

•	You have incurred a hardship, as described below.

•	You have reached the Plan’s Normal Retirement Age at the time of the distribution. > You become disabled (as defined in the Plan).

Hardship distribution. To receive a distribution on account of hardship, you must demonstrate one of the following hardship events.

(1)	You need the distribution to pay unpaid medical expenses for yourself, your spouse or any dependent.

(2)

You need the distribution to pay for the purchase of your principal residence. You must use the hardship distribution for the purchase of your principal residence. You may not receive a hardship distribution solely to make mortgage payments.

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Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

(3)

You need the distribution to pay tuition and related educational fees (including room and board) for the post-secondary education of yourself, your spouse, your children, or other dependent. You may take a hardship distribution to cover up to 12 months of tuition and related fees.

(4)	You need the distribution to prevent your eviction or to prevent foreclosure on your mortgage. The eviction or foreclosure must be related to your principal residence.

(5)	You need the distribution to pay funeral or burial expenses for your deceased parent, spouse, child or dependent.

(6)

You need the distribution to pay expenses to repair damage to your principal residence (provided the expenses would qualify for a casualty loss deduction on your tax return, without regard to 10% adjusted gross income limit).

Before you may receive a hardship distribution, you must provide the Plan Administrator with sufficient documentation to demonstrate the existence of one of the above hardship events. The Plan Administrator will provide you with information regarding the documentation it deems necessary to sufficiently document the existence of a proper hardship event.

In addition, if you have other distributions or loans available under this Plan (or any other plan we may maintain) you must take such distributions or loans before requesting a hardship distribution. Upon receiving a hardship distribution, you will be suspended from making any further Salary Deferrals for six months following the receipt of your hardship distribution.

Some contribution types under the Plan are not eligible for distribution on account of hardship. For example, a hardship distribution is not available with respect to:

•	Safe Harbor Employer Contributions

•	Qualified Nonelective Employer Contributions (QNECs)

Thus, you will not be able to withdraw from the Plan any amounts which are attributable to such contributions solely on account of a hardship.

You may not receive a hardship distribution of more than you need to satisfy your hardship. In calculating your maximum hardship distribution, you may include any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution. See the Plan Administrator for more information regarding the maximum amount you may take from the Plan as a hardship distribution and the total amount you have available for a hardship distribution. The Plan Administrator will provide you with the appropriate forms for requesting a hardship distribution.

Required distributions. If you have not begun taking distributions before you attain your Required Beginning Date, the Plan generally must commence distributions to you as of such date. For this purpose, your Required Beginning Date is April 1 following the end of the calendar year in which you attain age 70 1/2 or terminate employment, whichever is later. (For 5% owners, the Required Beginning Date is April 1 following the calendar year in which you attain age 70 1/2, even if you are still employed.)

Once you attain your Required Beginning Date, the Plan Administrator will commence distributions to you as required under the Plan. The Plan Administrator will inform you of the amount you are required to receive once you attain your Required Beginning Date.

Distribution upon disability. If you should terminate employment because you are disabled, you will be eligible to receive a distribution of your vested account balance under the Plan’s normal distribution rules. You will be considered to be disabled for purposes of applying the Plan’s distribution rules if you are unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Plan Administrator may establish reasonable procedures for determining whether you are disabled for purposes of applying the distribution provisions of the Plan.

Distributions upon death. If you should die before taking a distribution of your entire vested account balance, your remaining benefit will be distributed to your beneficiary or beneficiaries, as designated on the appropriate designated beneficiary election form. You may request a designated beneficiary election form from the Plan Administrator.

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Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

If you are married, your spouse generally is treated as your beneficiary, unless you and your spouse properly designate an alternative beneficiary to receive your benefits under the Plan. The Plan Administrator will provide you with information concerning the availability of death benefits under the Plan and your rights (and your spouse’s rights) to designate an alternative beneficiary for such death benefits. For purposes of determining your beneficiary to receive death distributions under the Plan, any designation of your spouse as beneficiary is automatically revoked upon a formal divorce decree unless you re-execute a new beneficiary designation form or enter into a valid Qualified Domestic Relations Order (QDRO).

Default beneficiaries. If you do not designate a beneficiary to receive your benefits upon death, your benefits will be distributed first to your spouse. If you have no spouse at the time of death, your benefits will be distributed equally to your children. If you have no children at the time of your death, your benefits will be distributed to your estate.

Taxation of distributions. Generally, you must include any Plan distribution in your taxable income in the year you receive the distribution. More detailed information on tax treatment of Plan distributions is contained in the “Special Tax Notice” which you may obtain from the Plan Administrator.

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Roth Deferrals. If you make Roth Deferrals under the Plan, you will not be taxed on the amount of the Roth Deferrals taken as a distribution (because you pay taxes on such amounts when you contribute them to the Plan). In addition, you will not pay taxes on any earnings associated with the Roth Deferrals, provided you take the Roth Deferrals and earnings in a qualified distribution. For this purpose, a qualified distribution occurs only if you have had your Roth Deferral account in place for at least 5 years and you take the distribution on account of death, disability, or attainment of age 59 1/2. If you have made both pre-tax Salary Deferrals and Roth Deferrals under the Plan, you may designate the extent to which a distribution of Salary Deferrals is taken from your pre-tax Salary Deferral Account or your Roth Deferral Account. Any distribution of Salary Deferrals (including Roth Deferrals) must be authorized under the Plan distribution provisions.

If you take a distribution that does not qualify as a qualified distribution, you will be taxed on the earnings associated with the Roth contributions. (You will never be taxed on the Roth contributions distributed since those amounts are taxed at the time you make the Roth contributions or Roth conversion.)

Distributions before age 59 1/2. If you receive a distribution before age 59 1/2, you generally will be subject to a 10% penalty tax in addition to regular income taxation on the amount of the distribution that is subject to taxation. You may avoid the 10% penalty tax by rolling your distribution into another plan or IRA. Certain exceptions to the penalty tax may apply. For more information, please review the “Special Tax Notice,” which may be obtained from the Plan Administrator.

Rollovers and withholding. You may “rollover” most Plan distributions to an IRA or another qualified plan and avoid current taxation. You may accomplish a rollover either directly or indirectly. In a direct rollover, you instruct the Plan Administrator that you wish to have your distribution deposited directly into another plan or an IRA. In an indirect rollover, the Plan Administrator actually makes the distribution to you and you may rollover that distribution to an IRA or another qualified plan within 60 days after you receive the Plan distribution.

If you are eligible to directly rollover a distribution but choose not to, the Plan Administrator must withhold 20% of the taxable distribution for federal income tax withholding purposes. The Plan Administrator will provide you with the appropriate forms for choosing a direct rollover. For more information, see the “Special Tax Notice,” which may be obtained from the Plan Administrator.

Massachusetts Mutual Life Insurance Company	16

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Certain benefit payments are not eligible for rollover and therefore will not be subject to 20% mandatory withholding. The types of benefit payments that are not “eligible rollover distributions” include:

•	annuities paid over your lifetime,

•	installments payments for a period of at least ten (10) years,

•	minimum required distributions at age 70 1/2

•	hardship withdrawals, and

•	Certain “corrective” distributions.

[Note: All of the above distribution options may not be available under this Plan.]

Non-assignment of benefits and Qualified Domestic Relations Orders (QDROs) Your benefits cannot be sold, used as collateral for a loan, given away, or otherwise transferred, garnished, or attached by creditors, except as provided by law. However, if required by applicable state domestic relations law, certain court orders could require that part of your benefit be paid to someone else—your spouse or children, for example. This type of court order is known as a Qualified Domestic Relations Order (QDRO). As soon as you become aware of any court proceedings that might affect your Plan benefits, please contact the Plan Administrator. You may request a copy of the procedures concerning QDROs, including those procedures governing the qualification of a domestic relations order, without charge, from the Plan Administrator.

ARTICLE 9 PLAN ADMINISTRATION AND INVESTMENTS

Investment of Plan assets. You have the right to direct the investment of Plan assets held under the Plan on your behalf. The Plan Administrator will provide you with information on the amounts available for direction, the investment choices available to you, the frequency with which you can change your investment choices and other investment information. Periodically, you will receive a benefit statement that provides information on your account balance and your investment returns. If you have any questions about the investment of your Plan accounts, please contact the Plan Administrator or other Plan representative.

Although you have the opportunity to direct the investment of your benefits under the Plan, the Plan Administrator may decline to implement investment directives where it deems it is appropriate in fulfilling its role as a fiduciary under the Plan. The Plan Administrator may adopt rules and procedures to govern Participant investment elections and directions under the Plan.

This Plan is designed to comply with the requirements of ERISA §404(c). As such, to the extent you are permitted to direct the investment of your account, you are solely responsible for the investment decisions you make with respect to your Plan benefits. No other fiduciary, including the Trustee, Employer or Plan Administrator, will be responsible for any losses resulting from your direction of investments under the Plan. If you have questions regarding investment decisions or strategies with respect to the investment of your Plan benefits, you should consult an investment advisor.

Valuation Date. To determine your share of any gains or losses incurred as a result of the investment of Plan assets, the Plan is valued on a regular basis. For this purpose, the Plan is valued on a daily basis. Thus, you will receive an allocation of gains or losses under the Plan at the end of each business day during which the New York Stock Exchange is open.

Plan fees. There may be fees or expenses related to the administration of the Plan or associated with the investment of Plan assets that will affect the amount of your Plan benefits. Any fees related to the administration of the Plan or associated with the investment of Plan assets may be paid by the Plan or by the Employer. If the Employer does not pay Plan-related expenses, such fees or expenses will generally be allocated to the accounts of Participants either proportionally based on the value of account balances or as an equal dollar amount based on the number of participants in the Plan. If you direct the investment of your benefits under the Plan, you will be responsible for any investment-related fees incurred as a result of your investment decisions. Prior to making any investment, you should obtain and read all available information concerning that particular investment, including financial statements, prospectuses, and other available information.

Massachusetts Mutual Life Insurance Company	17

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

In addition to general administration and investment fees that are charged to the Plan, you may be assessed fees directly associated with the administration of your account. For example, if you terminate employment, your account may be charged directly for the pro rata share of the Plan’s administration expenses, regardless of whether the Employer pays some of these expenses for current Employees. Other fees that may be charged directly against your account include:

•	Fees related to the processing of distributions upon termination of employment.

•	Fees related to the processing of in-service distributions (including hardship distributions).

•	Fees related to the processing of required minimum distributions at age 70 1/2 (or termination of employment, if later).

•	Participant loan origination fees and annual maintenance fees.

•

Charges related to processing of a Qualified Domestic Relation Order (QDRO) where a court requires that a portion of your benefits is payable to your ex-spouse or children as a result of a divorce decree.

If you are permitted to direct the investment of your benefits under the Plan, each year you will receive a separate notice describing the fees that may be charged under the Plan. In addition, you will also receive a separate notice describing any actual fees charged against your account. Please contact the Plan Administrator if you have any questions regarding the fees that may be charged against your account under the Plan.

ARTICLE 10 PARTICIPANT LOANS

The Plan permits Participants to take a loan from the Plan. Thus, you may take a loan from your vested benefits under the Plan. The following procedures generally apply for purposes of administering Participant loans. The Plan Administrator may modify these procedures in a separate, written loan policy. For more information regarding the procedures for receiving a Participant loan, please contact the Plan Administrator.

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Availability of Participant loans. Participant loans are available to Participants and Beneficiaries who are parties in interest under the Plan. To receive a Participant loan, you must sign a promissory note and pledge your Account Balance as security for the loan. You will have to enter into a written loan agreement that specifies the amount and term of the loan, and the repayment schedule. However, you may not request a loan from the following contribution sources: Roth Deferrals will not be available for loans until January 1, 2017 and thereafter.

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Loan limitations. The total amount you may take as a loan from the Plan may not exceed one-half (1/2) of your vested Account Balance. In addition, the total amount you may have outstanding as a loan during any 12-month period may not exceed $50,000. If you have any questions regarding the amount that is available as a Participant loan under the Plan, please contact the Plan Administrator.

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Number of outstanding loans and minimum loan amounts. The Plan may limit the minimum amount available for a loan and the number of loans you may take under the Plan. In determining the availability of a Plan loan, you may only have one outstanding loan at any time. The minimum amount you may take as a loan is $1,000. The Plan Administrator may refuse to make a loan if it is decided that you are not creditworthy to receive a Participant loan.

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Reasonable rate of interest and periodic repayment requirement. If you take a loan from the Plan, you will be charged a reasonable rate of interest. For this purpose, a reasonable rate of interest will be based on the prime interest rate determined at the time you take a loan from the Plan. The Plan Administrator will disclose the applicable interest rate at the time you request the loan. The Plan Administrator will provide you with an amortization schedule providing for level periodic payments. The

Massachusetts Mutual Life Insurance Company	18

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

loan repayment period generally may not extend beyond five years. Loan repayments must be made through payroll withholding, except to the extent the Plan Administrator determines payroll withholding is not practical given the level of your wages, the frequency with which you are paid, or other circumstances. Please contact the Plan Administrator if you have any questions regarding the rate of interest or repayment period applicable to a Participant loan.

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Adequate Security. All Participant loans must be adequately secured. If you take a loan from the Plan, your vested Account Balance will be used as security for the loan. The Plan Administrator may require you to provide additional collateral if the Plan Administrator determines such additional collateral is required to protect the interests of Plan participants.

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Loan repayment and default procedures. If you take a loan from the Plan, you must make periodic loan payments, at least quarterly, throughout the loan period. The loan period generally cannot exceed 5 years from the date of the loan. You will receive an amortization schedule setting forth the required payments under the terms of the loan. If you fail to make a required loan payment by the end of the calendar quarter following the calendar quarter in which the loan payment is due, you will be taxed on the entire amount of the outstanding loan (plus accrued interest) through the date of the default.

If you take a loan from the Plan, the loan will become due and payable in full upon your termination of employment. Upon your termination of employment, you may repay the entire outstanding balance of the loan (including any accrued interest) within a reasonable period following your termination of employment. If you do not repay the entire outstanding loan balance, your vested Account Balance will be reduced by the remaining outstanding balance of the loan and you will be taxed on the entire amount of the outstanding loan (plus accrued interest).

ARTICLE 11 PLAN AMENDMENTS AND TERMINATION

Plan amendments. We have the authority to amend this Plan at any time. Any amendment, including the restatement of an existing Plan, may not decrease your vested benefit under the Plan, except to the extent permitted under the Internal Revenue Code, and may not reduce or eliminate any “protected benefits” (except as provided under the Internal Revenue Code or any regulation issued thereunder) determined immediately prior to the adoption or effective date of the amendment (whichever is later). However, we may amend the Plan to increase, decrease or eliminate benefits on a prospective basis.

Plan termination. Although we expect to maintain this Plan indefinitely, we have the ability to terminate the Plan at any time. For this purpose, termination includes a complete discontinuance of contributions under the Plan or a partial termination. If the Plan is terminated, all amounts credited to your account shall become 100% vested, regardless of the Plan’s current vesting schedule. In the event of the termination of the Plan, you are entitled to a distribution of your entire vested benefit. Such distribution shall be made directly to you or, at your direction, may be transferred directly to another qualified retirement plan or IRA. If you do not consent to a distribution of your benefit upon termination of the Plan, the Plan Administrator will transfer your vested benefit directly to an IRA that we will establish for your benefit. Except as permitted by Internal Revenue Service regulations, the termination of the Plan shall not result in any reduction of protected benefits.

A partial termination may occur if either a Plan amendment or severance from service excludes a group of employees who were previously covered by this Plan. Whether a partial termination has occurred will depend on the facts and circumstances of each case. If a partial termination occurs, only those Participants who cease participation due to the partial termination will become 100% vested. The Plan Administrator will advise you if a partial termination occurs and how such partial termination affects you as a Participant.

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Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

ARTICLE 12 PLAN PARTICIPANT RIGHTS AND CLAIM PROCEDURES

Participant rights. As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office, all Plan documents including copies of all documents filed by the Plan Administrator with the U.S. Department of Labor.

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may assess a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to provide each participant with a copy of this summary annual report.

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Obtain a statement telling you whether you have a right to receive benefits under the Plan and, if so, what your current benefits are. You must request this statement in writing and you may only request this statement once a year. The Plan Administrator will provide the statement free of charge.

•	File a claim for benefits.

Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. These people, called “fiduciaries,” have a duty to operate the Plan prudently and in the best interests of you, other Plan participants and beneficiaries. You may not be fired or otherwise discriminated against in any way solely to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforcement of Rights. If you have a claim for benefits under the Plan that is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. For example, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive the requested documents within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive the documents, unless the documents were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a divorce decree that affects the payment of benefits under the Plan, you may file suit in federal court. If the Plan’s fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Questions. If you have any questions about the Plan or this SPD, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Claim for Benefits. Benefits will normally be payable under the Plan without the need for a formal claim. However, if you feel you are entitled to benefits under the Plan that have not been paid, you may submit to the Plan Administrator a written claim for benefits. Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. The Plan Administrator will evaluate your claim (including all relevant documents and records you submit to support your claim) to determine if benefits are payable to you under the terms of the Plan. The Plan Administrator may solicit additional information from you if necessary to evaluate the claim.

Massachusetts Mutual Life Insurance Company	20

Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

If the Plan Administrator determines the claim is valid, then you will receive a statement describing the amount of benefit, the method or methods of payment, the timing of distributions and other information relevant to the payment of the benefit.

If the Plan Administrator denies all or any portion of your claim, you will receive within a reasonable period of time (not to exceed 90 days after receipt of the claim form), a written or electronic notice setting forth the reasons for the denial (including references to the specific provisions of the Plan on which the decision is based), a description of any additional information needed to perfect your claim, and the steps you must take to submit the claim for review. If the Plan Administrator determines that special circumstances require an extension of time for processing your claim, it may extend the 90-day period described in the prior sentence to 180 days, provided the Plan Administrator provides you with written notice of the extension and prior to the expiration of the original 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

If the Plan Administrator denies your claim, you will have 60 days from the date you receive notice of the denial of your claim to appeal the adverse decision of the Plan Administrator. You may submit to the Plan Administrator written comments, documents, records and other information relating to your claim for benefits. You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Plan Administrator’s review of the claim and of its denial of the claim shall take into account all comments, documents, records and other information relating to the claim, without regard to whether these materials were submitted or considered by the Plan Administrator in its initial decision on the claim. If the Plan Administrator denies your claim for benefits upon review, in whole or in part, you may file suit in a state or Federal court.

If the Plan Administrator makes a final written determination denying your claim for benefits, you may commence legal or equitable action with respect to the denied claim upon completion of the claims procedures outlined under the Plan. Any legal or equitable action must be commenced no later than the earlier of 180 days following the date of the final determination or three years following the proof of loss. If you fail to commence legal or equitable action with respect to a denied claim within the above timeframe, you will be deemed to have accepted the Plan Administrator’s final decision with respect to the claim for benefits.

If your claim is based on disability benefits, different claim procedures and deadlines will apply. If your benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws, the claims procedure relating to those benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed. Ask the Plan Administrator if you have any questions regarding the proper person or entity to address claims or the deadlines for making a claim for benefits.

ADDENDUM ADDITIONAL SPD PROVISIONS

OBTAINING INFORMATION ABOUT YOUR RETIREMENT BENEFITS UNDER THE PLAN

Massachusetts Mutual Life Insurance Company (MassMutual) provides record keeping services to the Plan and maintains your retirement account information. You can access information about your retirement account several ways:

•	http://retirement.massmutual.com/rscorp/. MassMutual’s participant website

•	1-800-854-0647. MassMutual’s automated phone line where you can access account information anytime.

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Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

•	Customer Services Representatives. Available via the automated phone line, Monday-Friday 8 a.m. to 9 p.m. ET to answer your questions and guide you through transactions.

LIMITS ON THE NUMBER AND/OR FREQUENCY OF INVESTMENT TRANSACTIONS

The investment options available under the Plan are generally intended to be long-term investments suitable for retirement savings and are not designed to accommodate frequent exchanges (purchases and sales) by participants. An exchange occurs any time you transfer all or a portion of your account from one investment option to another. Frequent exchanges by participants may be harmful to the performance of the Plan’s investments by increasing transaction costs that are shared by all investors and by interfering with portfolio management. Therefore, the Plan Administrator and/or the entities that provide investments and administrative services to the Plan have adopted one or more of the following procedures to discourage these activities. Procedures may include, but are not limited to, the following:

•	limits on the frequency with which you may submit investment directions;

•	limits on the frequency with which you may transfer in and out of investment options;

•	limits on the dollar value of investments;

•	limits on the ability to transfer between competing funds;

•	fees applied when you transfer out of an investment option within a certain period of time after transferring into the investment option;

•	restrictions on the means by which you may submit investment directions; and

•	other procedures which the Administrator or the Plan’s service provider determine to be appropriate to prevent or discourage frequent trading activity.

You should keep in mind that such procedures may not detect or prevent all frequent trading in the Plan’s investment options and that these activities may be harmful to investment performance.

IMPORTANT DISCLOSURES

If your plan offers a stable value investment option, there are unique features of this plan investment option that you should understand. Certain stable value investment alternatives, including the guaranteed interest account (“GIA”) (also referred to as the fixed account or general account), separate account guaranteed interest account (“SAGIC”) and Capital Preservation Account, provide for a fixed crediting rate that is reset on a periodic basis, at least annually.

Participants’ accounts invested in the GIA, SAGIC or Capital Preservation Account will be paid out at book value for participant-initiated transactions, such as transfers to other investment options, loans and distribution in the event of hardship and upon a participant’s retirement, death, disability and certain separations from service. The amount in your retirement account invested in these options will be reported on your participant statements and on the participant website at book value.

However, if the GIA, SAGIC, Capital Preservation Account or Stable Return (Wells Fargo) investment options are ever fully or partially terminated (for example, employer initiated terminations such as a lay-off or a sale of all or a part of the business), special rules apply. For example, under the GIA or SAGIC, when the investment option is fully or partially terminated you receive the “liquidation value” of your investment, which may either be more or less than the book value. As a result of this adjustment, a participant’s account balance may either be increased or decreased at the time of the termination. Alternatively, under the Capital Preservation Account or Stable Return (Wells Fargo), when the investment option is fully or partially terminated withdrawals attributable to the stable value investment are paid out without application of a market value adjustment, but the withdrawal may be deferred for a period of up to twenty-four months.

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Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

The stable value investment alternative that is available under your Plan, if any, and the special rules that apply upon full or partial termination of the investment option are more fully explained in the stable value investment’s applicable investment profile or prospectus (regulatory publication). You may obtain an investment profile or prospectus from your plan sponsor, by visiting http://retirement.massmutual.com/rscorp/ or by contacting MassMutual’s automated phone line at 1-800-854-0647 Monday through Friday between 8:00 a.m. and 9:00 p.m. ET. Please review this information carefully before investing.

To the extent Plan assets are invested through the medium of an investment contract issued by MassMutual, MassMutual is considered to be the Plan’s funding agent. However, MassMutual is not an investment fiduciary with respect to those assets.

Please note that the investment types discussed above may or may not be an investment option in this Plan.

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Contract No. 838618-0000-0000	Amendment Number 1

SUMMARY OF MATERIAL MODIFICATIONS Parke Bank 401(k) Retirement Plan (“PLAN”)

Due to the recent amendment of the above-referenced Plan, changes have been made that could affect your rights under the Plan. This Summary of Material Modifications (SMM) describes the recent Plan amendment and how that amendment may affect you. This Summary of Material Modifications overrides any inconsistent information included in the Plan’s Summary Plan Description (SPD) or other Plan forms.

The modifications described in this Summary of Material Modifications are effective as of 1-12017. All other provisions are effective as described in the Summary Plan Description.

PLAN CONTRIBUTIONS

Article 4 of the SPD describes the types of contributions authorized under the Plan. The Plan has been amended to modify the types or amount of contributions that may be made under the Plan. This section describes the changes that were made to the information contained in Article 4 of the SPD. Any contributions described in this Section are subject to the eligibility conditions under the Plan, as described in Article 5 of the SPD.

Automatic deferral election. To simplify the administrative requirements for making Salary Deferrals under the Plan, the Plan provides for an “automatic” deferral feature. Under this feature, you do not have to make a Salary Deferral election to begin deferring under the Plan. If you have otherwise satisfied the eligibility requirements for Salary Deferrals under the Plan but do not make a Salary Deferral election, 1% of your compensation will automatically be withheld from each paycheck and deposited into the Plan as a Salary Deferral. Such amounts will be invested in accordance with the Plan’s investment policies and will be exempt from taxation just like any other Salary Deferrals.

The automatic deferral election applies to Employees who become a participant under the Plan on or after 1-1-2017, provided the Employee does not make a Salary Deferral election (including an election not to defer). Thus, if you become a participant in the Plan on or after 1-1-2017 and you do not make a Salary Deferral election or enter into an agreement specifically electing not to defer, you will be deemed to have elected to defer at the automatic deferral rate and such amounts automatically be withheld from your paycheck and deposited into the Plan on your behalf. If you wish to defer at a different rate than the automatic deferral rate or if you do not wish to defer under the Plan, you must make a Salary Deferral election indicating the amount you wish to defer. If you became a participant in the Plan prior to 1-1-2017, your current Salary Deferral election will not change.

If you have Salary Deferrals automatically contributed to the Plan pursuant to an automatic deferral election, you may only withdraw such amounts as permitted under the regular distribution provisions under the Plan.

Salary Deferral limits. The Plan has been amended to modify the limits applicable to Salary Deferrals. Under the Plan, as amended, Salary Deferrals are limited by the general IRS limits. In addition, you may not defer an amount in excess of 100% of compensation for any Plan Year. See your SPD or contact the Plan Administrator if you have questions regarding the limits on Salary Deferrals under the Plan.

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Summary Plan Description
Contract No. 838618-0000-0000	Parke Bank 401(k) Retirement Plan

Special deferral limits also apply to bonus payments. You may be entitled to make a special deferral election solely with respect to bonus payments. See the Plan Administrator if you have questions about making Salary Deferrals from bonus payments.

Additional Information

If you have any questions about the modifications described in this Summary of Material Modifications or about the Plan in general, or if you would like a copy of the Summary Plan Description or other Plan documents, you may contact:

Parke Bank

601 Delsea Drive

Sewell, NJ 08080

856-256-2500

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SUMMARY OF MATERIAL MODIFICATIONS Changes in the Hardship Distribution Rules

Due to recent legislative and regulatory changes, we have amended the Plan’s rules relating to Hardship distributions. These changes may affect your ability to receive Hardship distributions under the Plan. This Summary of Material Modification (“SMM”) describes the recent Plan amendment and how the amendment may affect you. This SMM overrides any inconsistent information included in the Plan’s Summary Plan Description (SPD) or other Plan forms.

EARNINGS ON ACCOUNTS AVAILABLE FOR HARDSHIP DISTRIBUTIONS

Effective for Plan Years beginning after December 31, 2018, your Hardship distribution will include earnings on the following Accounts:

•	All Accounts eligible for Hardship distributions.

NEED TO OBTAIN ALL AVAILABLE LOANS

Effective for Plan Years beginning after December 31, 2018, if you request a Hardship distribution from any of the

Accounts eligible for Hardship distributions, you are not required to first obtain all nontaxable loans available under the

Plan and all other plans maintained by the Company.

SUSPENSION OF ABILITY TO MAKE SALARY DEFERRALS

If you take a Hardship distribution on or after January 1, 2020, you will not be suspended from making Salary Deferrals

(or After-Tax Employee Contributions, if applicable) for any period of time after the receipt of the Hardship distribution.

HARDSHIP DISTRIBUTION EVENTS

To receive a distribution on account of Hardship, you must demonstrate one of the following Hardship events.

(1)	You need the distribution to pay unpaid medical expenses for yourself, your spouse or any dependent.

(2)

You need the distribution to pay for the purchase of your principal residence. You must use the Hardship distribution for the purchase of your principal residence. You may not receive a Hardship distribution solely to make mortgage payments.

(3)

You need the distribution to pay tuition and related educational fees (including room and board) for the postsecondary education of yourself, your spouse, your children, or other dependent. You may take a Hardship distribution to cover up to 12 months of tuition and related fees.

(4)	You need the distribution to prevent your eviction or to prevent foreclosure on your mortgage. The eviction or foreclosure must be related to your principal residence.

(5)	You need the distribution to pay funeral or burial expenses for your deceased parent, spouse, child or dependent.

(6)

You need the distribution to pay expenses to repair damage to your principal residence (provided the expenses would qualify for a casualty loss deduction on your tax return, without regard to 10% adjusted gross income limit).

(7)

You need the distribution to pay expenses and losses (including loss of income) incurred due to federally-declared disaster. Your principal residence or principal place of employment at the time of the disaster must be located in the federally-declared disaster area.

See the Plan Administrator for more information on whether you qualify for a Hardship distribution under any of these events.

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FINANCIAL REPRESENTATION

To receive a Hardship distribution, you must represent, in writing, that you have insufficient cash or other liquid assets to satisfy your financial need.

ADDITIONAL INFORMATION

If you have any questions about the information described in this SMM or about the Plan in general, you may contact the Plan Administrator.

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